NEWS RELEASE
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NEWS FOR RELEASE: 4/17/97-9:00 A.M. EDT      CONTACT:  Lee A. Brown
                                             Ramtron International Corporation
                                             719/481-7213

                                             Oliver Gatchell
                                             Racom Systems, Inc.
                                             303/771-2077

                 RAMTRON, RACOM AND INTAG SIGN ACCORD TO EXPAND
         USE OF FRAM(registered trademark) MEMORY IN RF/ID AND SMARTCARDS

COLORADO SPRINGS, CO, April 17, 1997 -- Ramtron International Corporation (Nasdaq: RMTR), Racom Systems, Inc. (Nasdaq: RCOM), and Intag International Ltd. Jointly announced today a tripartite agreement to significantly increase the availability of Ramtron's ferroelectric random access memory (FRAM) technology for use in radio frequency identification (RF/ID) markets and applications. FRAM memory is a new generation nonvolatile memory developed by Ramtron that possesses attributes ideal for application in emerging smart card and RF/ID products.

The new agreement maximizes the potential for the companies to broadly design, manufacture, and sell FRAM-based RF/ID products in all markets and applications such as mass transit, automatic identification, and industrial automation. In addition, the number of royalty bearing licenses is expected to increase, generating potentially greater license and royalty revenues, which all three companies have agreed to share.

"This new agreement provides a conducive environment for the widespread use of ferroelectric memory in smart cards and other emerging RF/ID applications," said L. David Sikes, Ramtron's chairman and CEO. "Our goal is to unite in our efforts to advance FRAM technology as the ideal smart card memory and leverage each of our strengths to participate in this high growth market."

Richard Horton, president and CEO of Racom commented, "As a result of this agreement, our companies can now serve broader market needs and provide a complete spectrum of technical solutions including process technology, chips, and integrated systems to our business partners and customers."

RF/ID uses radio waves to power and transfer data between electronic tags or cards and a reader attached to a host computer system. The unique high speed, low power, and nonvolatile characteristics of FRAM memory simplifies design, and maximizes performance and reliability in RF/ID applications when compared to competing memory. RF/ID devices are anticipated to revolutionize a multitude of everyday tasks such as paying train fare, placing calls from pay phones, taking grocery store inventories, and automating automotive assembly lines. Users of RF/ID products and services will benefit from greater convenience, better service, and lower operating costs.
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Racom Systems, Inc. designs, manufactures and markets contactless smart card systems and solutions which automate transaction processing in electronic commerce. Racom provides its customers with compatible, turnkey systems, based on open, interoperable smart cards and terminals supporting both contact and contactless operation. The company's systems provide rapid, accurate and secure transfer of electronic money and data between cardholders and card issuers.

For more information about Racom Systems, contact: Communications Department, Racom Systems, Inc., 6080 Greenwood Plaza Blvd., Greenwood Village, Colorado 80111. Telephone is (303) 771-2077; FAX is (303) 771-4708. Homepage is
http://www.racom.com.

Intag International Ltd. develops and markets leading edge data capture technologies utilizing FRAM memory for application in the access control, airline baggage handling, passenger security, courier freight, and postal services industries. Intag's competitive advantage is derived from a leadership in vital core technologies, world class know-how and strategic alliances.

For more information about Intag International and its technologies, contact:
General Manager, Sales and Marketing, Intag International Limited, 27-31 Maquarie Place, Sydney NSW 2000, Australia. Telephone is 612-9252-4055;
FAX is 612-9252-4064.

Ramtron is the leading developer of ferroelectric random access memories
(FRAM) products -- new high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Ramtron holds 92 international and U.S. patents covering its proprietary technologies and products, and has more than 93 additional patent applications filed.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is framinfo@ramtron.com. Homepage is http://www.csn.net/ramtron.

"FRAM" is a registered trademark of Ramtron International Corporation.